                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

                  PRIMEDIA REPORTS FOURTH QUARTER 2003 RESULTS

NEW ORGANIZATIONAL STRUCTURE AND SEGMENT REPORTING
- PRIMEDIA has announced today a new strategic operating structure for the company that aligns its businesses into four new segments. The four segments, Enthusiast Media, Consumer Guides, Business Information, and Education and Training, align the company's businesses based on common operating strategies, target markets and investment characteristics, providing both management and the investor community with greater clarity and visibility on the performance of the company's key businesses. Quarterly historical results for these four segments for the past two years are attached to this press release.

RESULTS

                                           Fourth Quarter                                     Full Year
                                    ----------------------------       Percent       ----------------------------      Percent
     ($ millions)                       2003            2002           Change            2003            2002          Change
                                    ------------    ------------    ------------     ------------    ------------   ------------
     Segment Revenues, net (a):
        Enthusiast Media            $      184.5    $      191.0            -3.4%    $      725.9    $      740.4           -2.0%
        Consumer Guides                     70.1            69.2             1.3%           276.6           267.2            3.5%
        Business Information                62.8            68.1            -7.8%           228.8           259.0          -11.7%
        Education and Training              34.3            38.7           -11.4%           119.8           146.6          -18.3%
        Intersegment Eliminations           (0.7)           (1.6)                            (5.5)          (14.1)
                                    ------------    ------------                     ------------    ------------
     Total Net Revenues             $      351.0    $      365.4            -3.9%    $    1,345.6    $    1,399.1           -3.8%
     Segment EBITDA (b):
        Enthusiast Media            $       42.0    $       45.6            -7.9%    $      146.9    $      131.9           11.4%
        Consumer Guides                     23.8            23.6             0.8%            83.2            73.3           13.5%
        Business Information                17.6            17.3             1.7%            34.2            38.4          -10.9%
        Education and Training               3.9            12.3           -68.3%             5.7            34.8          -83.6%
        Corporate Overhead                  (5.2)           (7.2)                           (25.9)          (30.9)

     Operating Income/(Loss)        $       26.5    $     (108.6)                    $       82.4    $     (100.3)

     Income/(Loss) Applicable to
     Common Shareholders            $        4.0    $      (87.4)                    $       (3.0)   $     (647.1)

          a) For continuing businesses. This presentation eliminates all intrasegment activity.
          b) For continuing businesses. Reconciled to GAAP measure in the attached table.

- Consolidated revenues were $351.0 million, down $14.4 million or 3.9%, in fourth quarter 2003(1). Approximately $11 million of the decline was due to lost revenue from product shutdowns and the impact of the rate base reduction at the soap opera titles implemented earlier this year. The balance of the decline was due primarily to continued weakness in trade advertising, declines in circulation revenue in enthusiast magazines, and declines in Workplace Learning and Films for the Humanities, partially offset by revenue increases at the distribution arm of Consumer Guides.

----------
(1) All comparisons in this press release are to the same quarter of the prior year, unless otherwise indicated.

- Operating income improved due primarily to the net decrease of $127.3 million in the non-cash impairment charge taken in fourth quarter 2003 versus the charge recorded in 2002.

- In the fourth quarter 2003, the company incurred charges totaling $5.1 million for the settlement of certain lawsuits and the impairment of certain deferred programming assets. There was no similar expense in the fourth quarter 2002.

- The company prospectively adopted SFAS 123 in the fourth quarter 2003 and began recording employee stock-based non-cash compensation under the fair value method resulting in a fourth quarter charge of $6.0 million.

2004 GUIDANCE
- Full year 2004 revenues are targeted to grow in the low single digit percentage range, with Segment EBITDA for PRIMEDIA's four business segments after Corporate Overhead targeted to grow in the mid single digit percentage range. The second half of 2004 is expected to show most of that growth for the year, with the first half performance affected by soft industry fundamentals.

CONSOLIDATED FOURTH QUARTER 2003 RESULTS

New York, NY, February 5, 2004 - PRIMEDIA Inc. (NYSE: PRM) today announced that consolidated revenues were $351.0 million in fourth quarter 2003, down $14.4 million or 3.9%. Operating income was $26.5 million in fourth quarter 2003 versus a loss of $108.6 million in the comparable period of 2002. The improvement in operating income was due primarily to the net decrease of $127.3 million in the non-cash impairment charge taken in fourth quarter 2003 versus the charge recorded in 2002. Income applicable to common shareholders was $4.0 million in the fourth quarter 2003, compared to a loss of $87.4 million in the fourth quarter 2002. Income applicable to common shareholders per common share was $0.02 in fourth quarter 2003, compared to a loss of $0.34 per share in the same period last year.

Kelly Conlin, CEO and President of PRIMEDIA, said, "While our results for the fourth quarter 2003 were in line with overall industry trends, we are striving for more. Over the past two years, the company successfully completed its asset divestiture and cost reduction programs and, in 2004, we are focused on growing the top line and expanding margins. 2004 will be a year of investing in our businesses and rebuilding for growth.

"We've created an organizational structure which simplifies and clarifies the company. The businesses within each segment have common characteristics in terms of markets and strategy, and the new organization defines PRIMEDIA's platforms for growth. Our strategy is clear - PRIMEDIA is focused on its core businesses and will grow through maximizing and expanding its market-leading brands. With new leadership and a stronger balance sheet, we are very excited as PRIMEDIA enters its next chapter."

SEGMENT RESULTS

ENTHUSIAST MEDIA (Includes: consumer magazines, their related Web sites, events, and About.com)

                                                 FOURTH QUARTER
                                          ---------------------------     PERCENT
     ($ millions)                                 2003           2002     CHANGE
                                          ------------   ------------   -----------
     Revenues, net (1):
        Advertising                       $       98.6   $      101.3          -2.7%
        Circulation                               72.4           77.9          -7.1%
        Other                                     13.1           11.5          13.9%
        Intersegment Revenues                      0.4            0.3          33.3%
                                          ------------   ------------
     Total Net Revenues                   $      184.5   $      191.0          -3.4%

     Segment Expenses                     $      142.5   $      145.4          -2.0%

     Enthusiast Media Segment EBITDA (2)  $       42.0   $       45.6          -7.9%

          (1) For continuing businesses. This presentation eliminates all intrasegment activity.
          (2) For continuing businesses. Reconciled to GAAP measure in the attached table.

Enthusiast Media Segment revenues were $184.5 million in fourth quarter 2003, down $6.5 million or 3.4%.

Advertising revenues were $98.6 million in fourth quarter 2003, down $2.7 million or 2.7%. Magazine advertising revenue was essentially flat for the quarter, after adjusting for approximately $4.0 million of lost revenue from product shutdowns and approximately $1.1 million of advertising revenue decline related to the rate base reduction at the soap opera titles. PRIMEDIA's strongest advertising revenue gains were at MOTOR TREND and in the Crafts, History, Import Automotive, Outdoor and Home Tech magazine groups, offset by softness in the Lowrider, Motorcycle, Motorsports and Soap Opera magazine groups. In the fourth quarter 2003, PRIMEDIA enthusiast magazine advertising pages at continuing titles were down 2.7%, compared to an overall industry advertising page decline of 3.3%, as reported by the Publishers Information Bureau.

Circulation revenues were $72.4 million, down $5.5 million or 7.1% in fourth quarter 2003. The decline was due primarily to $5.0 million of lost circulation revenue resulting from the rate base reduction at the soap opera titles. Single copy revenues were negatively affected by the continuing strike at over 800 grocery stores in Southern California, which is a large market for PRIMEDIA's automotive enthusiast and outdoor sports magazines. Overall, single copy units for PRIMEDIA's enthusiast magazines were down 5.2% for the six months ended December 31, 2003, compared to the industry average decline of 13.4%, as reported by the International Periodical Distributors Association.

Other revenues include licensing, list rental, events and other items, and were $13.1 million, up $1.6 million or 13.9% in fourth quarter 2003. The gain was due primarily to growth in events and licensing revenue.

Enthusiast Media Segment expenses were $142.5 million in fourth quarter 2003, down $2.9 million or 2.0%. In the fourth quarter 2003, the company incurred $2.3 million in costs related to the settlement of certain lawsuits resulting from pre-acquisition About contracts. There was no similar expense in the fourth quarter 2002. The only similar claim pending is much less significant.

Enthusiast Media Segment EBITDA was $42.0 million, down $3.6 million or 7.9% in fourth quarter 2003. Segment EBITDA margin was 22.8% in fourth quarter 2003, down from 23.9% in the fourth quarter of 2002.

CONSUMER GUIDES (Includes: APARTMENT GUIDE, NEW HOMES GUIDE, their Web sites and DistribuTech)

                                                  FOURTH QUARTER
                                               --------------------      PERCENT
     ($ millions)                                2003        2002        CHANGE
                                               ---------   --------      -------
     Revenues, net (1):
        Advertising                            $    59.0   $   59.4         -0.7%
        Other                                       11.1        9.8         13.3%
                                               ---------   --------
     Total Net Revenues                        $    70.1   $   69.2          1.3%

     Segment Expenses                          $    46.3   $   45.6          1.5%

     Consumer Guides Segment EBITDA (2)        $    23.8   $   23.6          0.8%

         (1) For continuing businesses. This presentation eliminates all intrasegment activity.
         (2) For continuing businesses. Reconciled to GAAP measure in the attached table

Consumer Guides Segment revenues were $70.1 million in fourth quarter 2003, up $0.9 million or 1.3%.

Advertising revenues were $59.0 million, down $0.4 million or 0.7% in fourth quarter 2003. The apartment market continues to be challenged due to a high level of apartment vacancies. These vacancies result in pressure on property managers' marketing budgets which continues to affect advertising revenues for APARTMENT GUIDE in the fourth quarter 2003.

Other revenues were $11.1 million, up $1.3 million or 13.3% in fourth quarter 2003. Other revenues represent primarily revenues from its distribution arm, DistribuTech, which continued its growth in distributing third party free publications.

Consumer Guides Segment expenses were $46.3 million in fourth quarter 2003, up $0.7 million or 1.5%. Increases in marketing, distribution and other general expenses were partially offset by declines in cost of goods sold and editorial expenses.

In December 2003, Consumer Guides acquired the leading apartment directory serving the Portland, Oregon market, which brings the number of APARTMENT GUIDES to 81.

Consumer Guides Segment EBITDA was $23.8 million, up $0.2 million or 0.8% in fourth quarter 2003. Segment EBITDA margin was 34.0% in fourth quarter 2003, down from 34.1% in the fourth quarter of 2002.

BUSINESS INFORMATION (Includes: trade magazines and their related Web sites, events, directories and data products)

                                                  FOURTH QUARTER
                                               --------------------      PERCENT
     ($ millions)                                2003        2002        CHANGE
                                               ---------   --------     --------
     Revenues, net (1):
        Advertising                            $    41.7   $   46.7        -10.7%
        Circulation                                  5.6        6.2         -9.7%
        Other                                       15.5       15.2          2.0%
                                               ---------   --------
     Total Net Revenues                        $    62.8   $   68.1         -7.8%

     Segment Expenses                          $    45.2   $   50.8        -11.0%

     Business Information Segment EBITDA (2)   $    17.6   $   17.3          1.7%

         (1) For continuing businesses. This presentation eliminates all intrasegment activity.
         (2) For continuing businesses. Reconciled to GAAP measure in the attached table.

Business Information Segment revenues were $62.8 million in fourth quarter 2003, down $5.3 million or 7.8%.

Advertising revenues for trade magazines were $41.7 million, down $5.0 million or 10.7% in fourth quarter 2003. Results were affected by weakness across several trade magazine categories, primarily the printing and packaging, communications and entertainment categories. Additionally, revenues related to certain products that were shut down in 2003 caused a year over year decline of approximately $1.1 million from fourth quarter 2002. For 2003, the decline in PRIMEDIA's trade magazine advertising pages was in line with comparable sectors of the industry.

Circulation revenues, which consist of subscriptions to directories and data products, were $5.6 million, down $0.6 million or 9.7% in fourth quarter 2003.

Other revenues, which consist of trade shows, licensing, consulting and list rental, were $15.5 million, up $0.3 million or 2.0% in fourth quarter 2003.

Business Information Segment expenses were $45.2 million in fourth quarter 2003, down $5.6 million or 11.0%. Expenses in virtually all categories declined in fourth quarter 2003.

Business Information Segment EBITDA was $17.6 million, up $0.3 million or 1.7% in fourth quarter 2003. Segment EBITDA margin was 28.0% in fourth quarter 2003, up from 25.4% in the fourth quarter of 2002.

EDUCATION AND TRAINING (Includes: Workplace Learning, Channel One and Films for the Humanities)

                                                  FOURTH QUARTER
                                               --------------------      PERCENT
     ($ millions)                                2003        2002        CHANGE
                                               ---------   --------     --------
     Revenues, net (1):
        Advertising                            $    15.0   $   15.8         -5.1%
        Circulation                                  6.5        6.8         -4.4%
        Other                                       12.5       14.8        -15.5%
        Intersegment Revenues                        0.3        1.3        -76.9%
                                               ---------   --------
     Total Net Revenues                        $    34.3   $   38.7        -11.4%

     Segment Expenses                          $    30.4   $   26.4         15.2%

     Education and Training Segment EBITDA (2) $     3.9   $   12.3        -68.3%

         (1) For continuing businesses. This presentation eliminates all intrasegment activity.
         (2) For continuing businesses. Reconciled to GAAP measure in the attached table.

Education and Training Segment revenues were $34.3 million in fourth quarter 2003, down $4.4 million or 11.4%.

Advertising revenues, which are all from Channel One, were $15.0 million, down $0.8 million or 5.1% in the fourth quarter 2003. In the Circulation and Other revenue categories, cutbacks in corporate training demand continue to pressure Workplace Learning subscription revenues and product sales. Also in the Other revenue category, declines at Films for the Humanities reflect continuing constraints on state and local education budgets.

In the fourth quarter 2003, the company recorded a non-cash charge of $2.8 million for the impairment of certain deferred programming assets at its Workplace Learning unit. There was no similar expense in fourth quarter 2002.

Education and Training Segment EBITDA was $3.9 million, down $8.4 million or 68.3% in fourth quarter 2003. Segment EBITDA margin was 11.4% in fourth quarter 2003, down from 31.8% in the fourth quarter of 2002.


DEPRECIATION, AMORTIZATION AND INTEREST EXPENSE

Depreciation expense was approximately $13.2 million in the fourth quarter 2003 versus $23.9 million in the same period of the prior year, which included a $9.4 million non-cash impairment provision for certain long-lived depreciable assets required by SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets". Amortization expense was $25.0 million in the fourth quarter 2003, including a $14.8 million impairment provision resulting from the Company's annual impairment test for goodwill and indefinite-lived intangible assets under SFAS 142 "Goodwill and Other Intangible Assets", compared to $147.2 million in the same period of the prior year, including a $132.7 million impairment provision required by SFAS 142. Fourth quarter 2003 non-cash impairment charges for goodwill and certain long-lived intangible assets related to the Education and Training Segment ($12.4 million) and the Enthusiast Media Segment ($2.4 million). Fourth quarter 2002 impairments related to the Education and Training Segment ($59.4 million), the Business Information Segment ($49.1 million) and the Enthusiast Media Segment ($24.2 million). Excluding impairments, amortization expense declined from last year due primarily to the divestiture of certain titles, intangibles that became fully amortized and lower intangible balances resulting from impairment charges required by SFAS 144, all occurring in 2002. Interest expense was approximately $29.0 million in the fourth quarter 2003 and decreased by $4.7 million as a result of reduced debt levels and lower interest rates.

SEVERANCE RELATED TO SEPARATED SENIOR EXECUTIVE

The company recorded a charge of approximately $3.8 million in the fourth quarter 2003 relating to severance payments for the former Interim CEO and President. Additionally, as part of the severance agreement, this employee received an extension of the expiration period of previously granted stock options. Due to the adoption of SFAS 123, the company recorded a non-cash charge of $5.1 million related to this extension in the fourth quarter 2003, which is included in the Non-cash Compensation and Non-recurring Charges line in the Financial Highlights Table.

STOCK-BASED NON-CASH COMPENSATION - ADOPTION OF SFAS 123

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123," which amends SFAS 123, "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The company prospectively adopted SFAS 123 in the fourth quarter 2003 and began recording employee stock-based compensation under the fair value method effective January 1, 2003. The adoption of SFAS 123 resulted in a non-cash compensation charge of $6.0 million including the charge of $5.1 million for severance related to the separated senior executive. The impact of adoption on the first three quarters of 2003 was not significant.

PROVISION FOR SEVERANCE, CLOSURES AND RESTRUCTURING

The company recorded a Provision for Severance, Closures and Restructuring of approximately $5.2 million in the fourth quarter 2003, compared to $22.8 million in fourth quarter 2002. Full year 2003 restructuring charges were $8.7 million compared to $49.7 million for 2002.

ADOPTION OF SFAS 150, "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY"

In the third quarter of 2003, the Company prospectively adopted SFAS 150, effective July 1, 2003. The SFAS 150 adoption had no impact on income/(loss) applicable to common shareholders and per common share for any of the periods presented. SFAS 150 requires the company to classify as long-term liabilities its Series D, F and H Exchangeable Preferred Stock and to reclassify dividends from this preferred stock to interest expense. Such stock is now described as "Shares Subject to Mandatory Redemption" on the Financial Highlights Table and dividends on these shares are now included in pre-tax income (interest expense) whereas previously they were presented below net income (loss) as preferred stock dividends. The adoption of SFAS 150 increased the loss before income taxes for the three and twelve-month periods ended December 31, 2003 by $10.9 and $21.9 million, respectively. If SFAS 150 had been adopted on July 1, 2002, loss before income taxes would have increased by $11.5 million and $23.5 million, respectively, for the comparable periods for 2002.

DISCONTINUED OPERATIONS

The company sold its realestate.com business, whose results have been classified as discontinued operations. In the fourth quarter 2003 and full year 2003, realestate.com had revenues of $0.7 million and $2.4 million, and Segment EBITDA of $0.0 million and $(2.2) million, respectively.

LIQUIDITY

The company continues to have more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future.

COVENANT COMPLIANCE

The leverage ratio, as defined by the company's credit agreements, for the 12 month period ended December 31, 2003 is estimated to be approximately 5.1 times, well below the permitted maximum of 6.0 times.

GUIDANCE

Full year 2004 revenues are targeted to grow in the low single digit percentage range. The company has assumed improving industry fundamentals as 2004 progresses for consumer magazine advertising growth and expects single copy sales of consumer magazines to continue to face challenges, especially in the first half of 2004. Growth at Consumer Guides is expected to gain momentum in the third and fourth quarters as its entries into new markets begin to show results. Trade advertising and trade shows are expected to stabilize in 2004. Education and Training is expected to improve as 2004 progresses. The company expects to continue its tight control on operating costs.

Full year 2004 Segment EBITDA for PRIMEDIA's four business segments after Corporate Overhead is targeted to grow in the mid single digit percentage range. The second half of 2004 is expected to show most of that growth for the year, with the first half performance affected by soft industry fundamentals. New investments and early year strategic moves are expected to show results in the second half of the year.

In 2004, the company will invest in its businesses and build on its platforms for growth. The company has powerful brands and franchises that can grow through broadening distribution, introducing new products, freshening existing ones, expanding into new markets and extending brands through licensing and merchandising agreements with strategic partners.

USE OF SEGMENT EBITDA

The company has recently organized into four business segments - Enthusiast Media, Consumer Guides, Business Information, and Education and Training, and financial reporting has been changed to reflect that organization.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA, Business Information Segment EBITDA, and Education and Training Segment EBITDA are reconciled to Net Income in the attached table. Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges). Other credits (charges) include severance related to senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and gain (loss) on sale of businesses and other, net. We believe that Segment EBITDA is the most accurate indicator of the company's segment results because it focuses on revenue and operating costs driven by operating managers' performance. These segment results are used by the company's chief operating decision maker to make decisions about resources to be allocated to the segments and to assess their performance.

INVESTOR CONFERENCE CALL

PRIMEDIA's management will hold a conference call on Thursday, February 5, 2004 at 10:00 AM Eastern Time. In order to participate in the call, please dial 1-800-223-9488 from the United States or 1-785-832-2041 from international locations. The conference ID is PRIMEDIA. To listen to the call on the Internet, please go to our website, www.primedia.com.

The recorded version will be available after the conference call by dialing 1-800-938-0997 from the United States or 1-402-220-1541 from international locations. The replay will be available two hours after the completion of the call until 7:00 PM, Eastern Time, on February 12, 2004.

ABOUT PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States. With 2003 revenues from continuing businesses of $1.3 billion, our properties deliver content via print as well as the Internet, live events and video and offer highly effective advertising and marketing solutions in some of the most sought after niche markets. PRIMEDIA Enthusiast Media includes more than 120 consumer magazines, their web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as MOTOR TREND, AUTOMOBILE, CREATING KEEPSAKES, IN-FISHERMAN, POWER & MOTORYACHT, HOT ROD, SNOWBOARDER, STEREOPHILE and SURFER. PRIMEDIA Consumer Guides is the #1 publisher and distributor of free consumer guides, with APARTMENT GUIDE, AUTO GUIDE and NEW HOMES GUIDE. PRIMEDIA Business Information has leading positions in 20 market sectors such as agribusiness, communications, entertainment, marketing and transportation. PRIMEDIA Education and Training includes Channel One and other educational and training products. PRIMEDIA's stock symbol is
NYSE: PRM.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING PRIMEDIA'S OPERATIONS, ECONOMIC PERFORMANCE AND FINANCIAL CONDITION. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES, WHICH ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, AND REFLECT FUTURE BUSINESS DECISIONS, WHICH ARE SUBJECT TO CHANGE. SOME OF THESE ASSUMPTIONS MAY NOT MATERIALIZE, AND UNANTICIPATED EVENTS WILL OCCUR WHICH CAN AFFECT THE COMPANY'S RESULTS.


CONTACTS:    Jim Magrone (investors):  212-745-0634      jmagrone@primedia.com
             Whit Clay   (media):      212-446-1864      wclay@sloanepr.com

                                       ###

                                  Tables Follow

                                  PRIMEDIA INC.
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (dollars in millions, except per share amounts)

                                                                    Three Months                        Twelve Months
                                                                 Ended December 31,                   Ended December 31,
                                                         ----------------------------------    ----------------------------------
                                                               2003               2002               2003              2002
                                                         ---------------    ---------------    ---------------    ---------------
Revenues, net:
Advertising                                              $         214.3    $         223.2    $         832.1    $         857.3
Circulation                                                         84.5               90.9              321.7              342.1
Other                                                               52.2               51.3              191.8              199.7
                                                         ---------------    ---------------    ---------------    ---------------
  Continuing Businesses                                            351.0              365.4            1,345.6            1,399.1
Non-Core Businesses                                                   --                 --                 --               13.5
                                                         ---------------    ---------------    ---------------    ---------------
Total Revenues, Net                                      $         351.0    $         365.4    $       1,345.6    $       1,412.6

Cost of Goods Sold                                                  75.1               77.6              290.0              309.4
Marketing and Selling                                               62.8               63.6              273.0              286.3
Distribution, Circulation and Fulfillment                           55.0               57.9              225.0              234.6
Editorial                                                           25.3               26.3              102.8              109.0
Other General Expenses                                              45.5               41.2              184.8              181.4
Corporate Administrative Expenses                                    5.2                7.2               25.9               30.9
                                                         ---------------    ---------------    ---------------    ---------------
  Continuing Businesses                                            268.9              273.8            1,101.5            1,151.6
Non-Core Businesses                                                   --                 --                 --               16.8
                                                         ---------------    ---------------    ---------------    ---------------
                                                         $         268.9    $         273.8    $       1,101.5    $       1,168.4

Segment Earnings before Interest, Taxes,
  Depreciation, Amortization and Other Credits
  (Charges) (A) (Segment EBITDA):
Continuing Businesses:
    Enthusiast Media                                     $          42.0    $          45.6    $         146.9    $         131.9
    Consumer Guides                                                 23.8               23.6               83.2               73.3
    Business Information                                            17.6               17.3               34.2               38.4
    Education and Training                                           3.9               12.3                5.7               34.8

Non-Core Businesses                                                   --                 --                 --               (3.3)

Corporate Overhead                                                  (5.2)              (7.2)             (25.9)             (30.9)

Depreciation of Property and Equipment (Including
  Provision for Impairments of $9.4 and $9.8 for
  the three and twelve months ended December 31, 2002)             (13.2)             (23.9)             (55.9)             (68.9)

Amortization of Intangible Assets and Other
  (including $14.8 and $132.7 of Provision for
  Impairment for the three months ended
  December 31, 2003 and 2002, respectively,
  and $35.3 and $146.1 for the twelve months ended
  December 31, 2003 and 2002, respectively)                        (25.0)            (147.2)             (76.0)            (208.2)

Severance Related to Separated Senior Executives                    (3.8)                --               (9.4)                --

Non-Cash Compensation and Non-Recurring Charges (B)                 (8.4)              (0.9)             (11.2)             (10.5)

Provision for Severance, Closures and Restructuring
  Related Costs                                                     (5.2)             (22.8)              (8.7)             (49.7)

Loss on Sale of Businesses and Other, Net                             --               (5.4)              (0.5)              (7.2)
                                                         ---------------    ---------------    ---------------    ---------------

Operating Income (Loss)                                             26.5             (108.6)              82.4             (100.3)

Provision for Impairment of Investments                               --               (3.6)              (9.0)             (19.0)

Interest Expense                                                   (29.0)             (33.7)            (124.5)            (139.9)

Interest on Shares Subject to Mandatory
  Redemption (C)                                                   (10.9)                --              (21.9)                --

Amortization of Deferred Financing Charges                          (1.1)              (1.7)              (3.5)              (4.3)

Other Income (Expense), Net                                          0.6                6.5               (3.1)               5.9
                                                         ---------------    ---------------    ---------------    ---------------

Loss Before Provision for Income Taxes                             (13.9)            (141.1)             (79.6)            (257.6)

Deferred Non-Cash Provision for Income Taxes                        (1.2)              (0.9)             (12.2)             (46.4)
                                                         ---------------    ---------------    ---------------    ---------------

Loss from Continuing Operations ($.07 and $.61 per
  share for the three months ended December 31, 2003
  and 2002, respectively, and $.51 and $1.39 per
  share for the twelve months ended December 31, 2003
  and 2002, respectively)                                          (15.1)            (142.0)             (91.8)            (304.0)

Discontinued Operations ($.09 and $.27 per share
  for the three months ended December 31, 2003
  and 2002, respectively and $.50 and $.37 per
  share for the twelve months ended December 31,
  2003 and 2002, respectively; including gain on
  sale of businesses of $19.9 and $73.2 for the
  three months ended December 31, 2003 and 2002,
  respectively, and $125.2 and $111.4 for the
  twelve months ended December 31, 2003
  and 2002, respectively)                                           24.1               69.1              130.7               93.1

Cumulative Effect of a Change in Accounting
  Principle from the adoption of SFAS 142
  in 2002 ($1.53 per share for the twelve
  months ended December 31, 2002)                                     --                 --                 --             (388.5)
                                                         ---------------    ---------------    ---------------    ---------------

Net Income (Loss)                                                    9.0              (72.9)              38.9             (599.4)

Preferred Stock Dividends and Related
  Accretion, Net (D)                                                (5.0)             (14.5)             (41.9)             (47.7)
                                                         ---------------    ---------------    ---------------    ---------------

Income (Loss) Applicable to Common Shareholders          $           4.0    $         (87.4)   $          (3.0)   $        (647.1)
                                                         ===============    ===============    ===============    ===============


Income (Loss) Applicable to Common Shareholders
  per Common Share                                       $          0.02    $         (0.34)   $         (0.01)   $         (2.55)
                                                         ===============    ===============    ===============    ===============

Basic Common Shares Outstanding (weighted average)           259,685,507        258,181,600        259,230,001        253,710,417
                                                         ===============    ===============    ===============    ===============

Capital Expenditures, net                                $          12.2    $          11.8    $          38.7    $          39.2
                                                         ===============    ===============    ===============    ===============

                                                At December 31,   At September 30,  At December 31,
                                                     2003              2003              2002
                                                --------------    --------------    --------------
Cash and cash equivalents                       $          8.7    $         18.4    $         18.6
                                                ==============    ==============    ==============
Long-term debt, including current maturities    $      1,584.6    $      1,608.0    $      1,735.4
                                                ==============    ==============    ==============
Shares subject to mandatory redemption (C)      $        474.6    $        477.1    $        484.5
                                                ==============    ==============    ==============
Series J Convertible Preferred Stock            $        164.5    $        159.5    $        145.4
                                                ==============    ==============    ==============
Common shares outstanding                          259,722,558       259,610,898       258,865,448
                                                ==============    ==============    ==============


(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation and non-recurring charges, provision for severance, closures and restructuring related costs and gain (loss) on sale of businesses and other, net.

(B) The Company prospectively adopted SFAS 123 in the fourth quarter 2003 and began recording employee stock based compensation under the fair value method effective January 1, 2003. The adoption resulted in a non-cash compensation charge of $6.0 million in fourth quarter 2003, including a charge of $5.1 million related to a separated senior executive. The impact of adoption on the first three quarters of 2003 was not significant.

(C) The Company adopted SFAS 150 prospectively, effective July, 1, 2003, which requires the Company to classify as long-term liabilities its Series D, F & H Exchangeable Preferred Stock and to reclassify dividends from this preferred stock to interest expense. Such stock is now described as "Shares Subject to Mandatory Redemption" and dividends on these shares are now included in pre-tax income (interest expense) whereas previously they were presented below net income as preferred stock dividends. The adoption increased loss before income taxes for the three and twelve month periods ended December 31, 2003 by $10.9 and $21.9, respectively. If SFAS 150 was adopted on July 1, 2002, loss from continuing operations would have increased by $11.5 and $23.5 for the three and twelve months ended December 31, 2002, respectively.

(D) Amounts are net of gains on the preferred stock exchanges of $1.8 for the three months ended December 31, 2002, and $.9 and $32.8 for the twelve months ended December 31, 2003 and 2002, respectively.

(E) Certain reclassifications have been made to prior year's data to conform with the current year presentation.

                                  PRIMEDIA INC.
                       SELECTED FINANCIAL DATA BY SEGMENT
                                 ($ IN MILLIONS)

                            Q1         Q2         Q3         Q4      Full Year
ENTHUSIAST MEDIA           2003       2003       2003       2003       2003
                         --------   --------   --------   --------   ---------
Revenues, net:
Advertising              $   91.9   $  101.4   $   99.1   $   98.6   $   391.0
Circulation                  65.9       66.9       69.0       72.4       274.2
Intersegment Revenue          0.4        0.6        0.5        0.4         1.9
Other                        15.2       16.4       14.1       13.1        58.8
                         --------   --------   --------   --------   ---------
Total Revenues, net         173.4      185.3      182.7      184.5       725.9

Total Segment Expenses      148.9      142.1      145.5      142.5       579.0
                         --------   --------   --------   --------   ---------

Segment EBITDA           $   24.5   $   43.2   $   37.2   $   42.0   $   146.9
                         ========   ========   ========   ========   =========

                            Q1         Q2         Q3         Q4      Full Year
CONSUMER GUIDES            2003       2003       2003       2003       2003
                         --------   --------   --------   --------   ---------
Revenues, net:
Advertising              $   57.9   $   59.0   $   58.4   $   59.0   $   234.3
Circulation                     -          -          -          -           -
Intersegment Revenue            -          -          -          -           -
Other                        10.0       10.4       10.8       11.1        42.3
                         --------   --------   --------   --------   ---------
Total Revenues, net          67.9       69.4       69.2       70.1       276.6

Total Segment Expenses       50.3       48.4       48.4       46.3       193.4
                         --------   --------   --------   --------   ---------

Segment EBITDA           $   17.6   $   21.0   $   20.8   $   23.8   $    83.2
                         ========   ========   ========   ========   =========

                            Q1         Q2         Q3         Q4      Full Year
BUSINESS INFORMATION       2003       2003       2003       2003       2003
                         --------   --------   --------   --------   ---------
Revenues, net:
Advertising              $   42.4   $   39.8   $   38.2   $   41.7   $   162.1
Circulation                   5.2        5.0        5.4        5.6        21.2
Intersegment Revenue            -          -          -          -           -
Other                         9.9       15.0        5.1       15.5        45.5
                         --------   --------   --------   --------   ---------
Total Revenues, net          57.5       59.8       48.7       62.8       228.8

Total Segment Expenses       53.7       51.9       43.8       45.2       194.6
                         --------   --------   --------   --------   ---------

Segment EBITDA           $    3.8   $    7.9   $    4.9   $   17.6   $    34.2
                         ========   ========   ========   ========   =========

                            Q1         Q2         Q3         Q4      Full Year
EDUCATION AND TRAINING     2003       2003       2003       2003       2003
                         --------   --------   --------   --------   ---------
Revenues, net:
Advertising              $   11.6   $   11.5   $    6.6   $   15.0   $    44.7
Circulation                   6.7        6.7        6.4        6.5        26.3
Intersegment Revenue          2.0        1.0        0.3        0.3         3.6
Other                        11.8       10.9       10.0       12.5        45.2
                         --------   --------   --------   --------   ---------
Total Revenues, net          32.1       30.1       23.3       34.3       119.8

Total Segment Expenses       27.7       28.5       27.5       30.4       114.1
                         --------   --------   --------   --------   ---------

Segment EBITDA           $    4.4   $    1.6   $   (4.2)  $    3.9   $     5.7
                         ========   ========   ========   ========   =========

                                  PRIMEDIA INC.
                       SELECTED FINANCIAL DATA BY SEGMENT
                                 ($ IN MILLIONS)

                                                         Q1           Q2           Q3           Q4       Full Year
ENTHUSIAST MEDIA                                        2002         2002         2002         2002         2002
                                                     ----------   ----------   ----------   ----------   ----------
Revenues, net:
Advertising                                          $     90.5   $     98.4   $     97.1   $    101.3   $    387.3
Circulation                                                67.6         74.8         72.5         77.9        292.8
Intersegment Revenue                                        0.5          1.2          1.3          0.3          3.3
Other                                                      14.9         16.8         13.8         11.5         57.0
                                                     ----------   ----------   ----------   ----------   ----------
Total Revenues, net                                       173.5        191.2        184.7        191.0        740.4

Total Segment Expenses                                    156.3        158.7        148.1        145.4        608.5
                                                     ----------   ----------   ----------   ----------   ----------

Segment EBITDA                                       $     17.2   $     32.5   $     36.6   $     45.6   $    131.9
                                                     ==========   ==========   ==========   ==========   ==========

                                                         Q1           Q2           Q3           Q4       Full Year
CONSUMER GUIDES                                         2002         2002         2002         2002         2002
                                                     ----------   ----------   ----------   ----------   ----------
Revenues, net:
Advertising                                          $     56.6   $     56.7   $     57.1   $     59.4   $    229.8
Circulation                                                   -            -            -            -            -
Intersegment Revenue                                          -          0.6          0.3            -          0.9
Other                                                       8.6          8.9          9.2          9.8         36.5
                                                     ----------   ----------   ----------   ----------   ----------
Total Revenues, net                                        65.2         66.2         66.6         69.2        267.2

Total Segment Expenses                                     49.7         50.4         48.2         45.6        193.9
                                                     ----------   ----------   ----------   ----------   ----------

Segment EBITDA                                       $     15.5   $     15.8   $     18.4   $     23.6   $     73.3
                                                     ==========   ==========   ==========   ==========   ==========

                                                         Q1           Q2           Q3           Q4       Full Year
BUSINESS INFORMATION                                    2002         2002         2002         2002         2002
                                                     ----------   ----------   ----------   ----------   ----------
Revenues, net:
Advertising                                          $     48.4   $     49.0   $     45.9   $     46.7   $    190.0
Circulation                                                 5.0          5.1          5.3          6.2         21.6
Intersegment Revenue                                          -            -            -            -            -
Other                                                       9.2         18.1          4.9         15.2         47.4
                                                     ----------   ----------   ----------   ----------   ----------
Total Revenues, net                                        62.6         72.2         56.1         68.1        259.0

Total Segment Expenses                                     61.5         59.3         49.0         50.8        220.6
                                                     ----------   ----------   ----------   ----------   ----------

Segment EBITDA                                       $      1.1   $     12.9   $      7.1   $     17.3   $     38.4
                                                     ==========   ==========   ==========   ==========   ==========

                                                         Q1           Q2           Q3           Q4       Full Year
EDUCATION AND TRAINING                                  2002         2002         2002         2002         2002
                                                     ----------   ----------   ----------   ----------   ----------
Revenues, net:
Advertising                                          $     14.0   $     12.6   $      7.8   $     15.8   $     50.2
Circulation                                                 7.0          6.9          7.0          6.8         27.7
Intersegment Revenue                                        4.3          2.2          2.1          1.3          9.9
Other                                                      13.9         16.2         13.9         14.8         58.8
                                                     ----------   ----------   ----------   ----------   ----------
Total Revenues, net                                        39.2         37.9         30.8         38.7        146.6

Total Segment Expenses                                     29.5         27.8         28.1         26.4        111.8
                                                     ----------   ----------   ----------   ----------   ----------

Segment EBITDA                                       $      9.7   $     10.1   $      2.7   $     12.3   $     34.8
                                                     ==========   ==========   ==========   ==========   ==========

                                  PRIMEDIA INC.
    ECONCILIATION OF SEGMENT EBITDA TO LOSS BEFORE PROVISION FOR INCOME TAXES
                                 ($ IN MILLIONS)

                                                                        Q1           Q2           Q3           Q4        Full Year
                                                                       2003         2003         2003         2003         2003
                                                                     ---------    ---------    ---------    ---------    ---------
REVENUES, NET:
Enthusiast Media                                                     $   173.4    $   185.3    $   182.7    $   184.5    $   725.9
Consumer Guides                                                           67.9         69.4         69.2         70.1        276.6
Business Information                                                      57.5         59.8         48.7         62.8        228.8
Education and Training                                                    32.1         30.1         23.3         34.3        119.8
Eliminations                                                              (2.4)        (1.6)        (0.8)        (0.7)        (5.5)
                                                                     ---------    ---------    ---------    ---------    ---------
   Total Revenues, net                                               $   328.5    $   343.0    $   323.1    $   351.0    $ 1,345.6
                                                                     ---------    ---------    ---------    ---------    ---------

SEGMENT EBITDA:
Enthusiast Media                                                     $    24.5    $    43.2    $    37.2    $    42.0    $   146.9
Consumer Guides                                                           17.6         21.0         20.8         23.8         83.2
Business Information                                                       3.8          7.9          4.9         17.6         34.2
Education and Training                                                     4.4          1.6         (4.2)         3.9          5.7
Corporate Overhead                                                        (7.4)        (6.7)        (6.6)        (5.2)       (25.9)

Depreciation of Property and Equipment                                   (12.3)       (14.5)       (15.9)       (13.2)       (55.9)
Amortization of Intangible Assets and Other                              (10.7)       (10.0)       (30.3)       (25.0)       (76.0)
Severance Related to Separated Senior Executives                             -         (5.6)           -         (3.8)        (9.4)
Non-Cash Compensation and Non-Recurring Charges                           (1.2)        (0.8)        (0.8)        (8.4)       (11.2)
Provision for Severance, Closures and Restructuring Related Costs         (1.2)        (1.8)        (0.5)        (5.2)        (8.7)
Gain (Loss) on Sale of Businesses and Other, Net                          (0.1)        (1.2)         0.8            -         (0.5)
                                                                     ---------    ---------    ---------    ---------    ---------
Operating Income                                                          17.4         33.1          5.4         26.5         82.4
                                                                     ---------    ---------    ---------    ---------    ---------

OTHER INCOME (EXPENSE):
     Provision for the impairment of investments                             -         (7.8)        (1.2)           -         (9.0)
     Interest expense                                                    (33.5)       (31.7)       (30.3)       (29.0)      (124.5)
     Interest on shares subject to mandatory redemption                      -            -        (11.0)       (10.9)       (21.9)
     Amortization of deferred financing costs                             (0.8)        (0.5)        (1.1)        (1.1)        (3.5)
     Other income (expense), net                                          (0.5)        (3.4)         0.2          0.6         (3.1)
                                                                     ---------    ---------    ---------    ---------    ---------
LOSS BEFORE PROVISION FOR INCOME TAXES                               $   (17.4)   $   (10.3)   $   (38.0)   $   (13.9)   $   (79.6)
                                                                     ---------    ---------    ---------    ---------    ---------

                                  PRIMEDIA INC.
   RECONCILIATION OF SEGMENT EBITDA TO LOSS BEFORE PROVISION FOR INCOME TAXES
                                 ($ IN MILLIONS)

                                                                      Q1        Q2        Q3        Q4     Full Year
                                                                     2002      2002      2002      2002       2002
                                                                   --------  --------  --------  --------  ----------
REVENUES, NET:
Enthusiast Media                                                   $  173.5  $  191.2  $  184.7  $  191.0  $    740.4
Consumer Guides                                                        65.2      66.2      66.6      69.2       267.2
Business Information                                                   62.6      72.2      56.1      68.1       259.0
Education and Training                                                 39.2      37.9      30.8      38.7       146.6
Eliminations                                                           (4.8)     (4.0)     (3.7)     (1.6)      (14.1)
                                                                   --------  --------  --------  --------  ----------
    Total Continuing                                                  335.7     363.5     334.5     365.4     1,399.1
Non-Core Businesses                                                    11.0       2.5         -         -        13.5
                                                                   --------  --------  --------  --------  ----------
    Total Revenues, net                                            $  346.7  $  366.0  $  334.5  $  365.4  $  1,412.6
                                                                   --------  --------  --------  --------  ----------

SEGMENT EBITDA:
Enthusiast Media                                                   $   17.2  $   32.5  $   36.6  $   45.6  $    131.9
Consumer Guides                                                        15.5      15.8      18.4      23.6        73.3
Business Information                                                    1.1      12.9       7.1      17.3        38.4
Education and Training                                                  9.7      10.1       2.7      12.3        34.8
Corporate Overhead                                                     (8.3)     (8.1)     (7.3)     (7.2)      (30.9)
Non-Core Businesses                                                    (1.9)     (1.4)        -         -        (3.3)

Depreciation of Property and Equipment                                (14.2)    (15.7)    (15.1)    (23.9)      (68.9)
Amortization of Intangible Assets and Other                           (21.6)    (15.5)    (23.9)   (147.2)     (208.2)
Severance Related to Separated Senior Executives                          -         -         -         -           -
Non-Cash Compensation and Non-Recurring Charges                        (5.4)     (1.7)     (2.5)     (0.9)      (10.5)
Provision for Severance, Closures and Restructuring Related Costs     (10.5)    (14.3)     (2.1)    (22.8)      (49.7)
Gain (Loss) on Sale of Businesses and Other, Net                        0.6      (2.7)      0.3      (5.4)       (7.2)
                                                                   --------  --------  --------  --------  ----------
Operating Income (Loss)                                               (17.8)     11.9      14.2    (108.6)     (100.3)
                                                                   --------  --------  --------  --------  ----------

OTHER INCOME (EXPENSE):
    Provision for the impairment of investments                        (3.5)     (3.8)     (8.1)     (3.6)      (19.0)
    Interest expense                                                  (35.0)    (36.1)    (35.1)    (33.7)     (139.9)
    Interest on shares subject to mandatory redemption                    -         -         -         -           -
    Amortization of deferred financing costs                           (0.9)     (0.8)     (0.9)     (1.7)       (4.3)
    Other income (expense), net                                        (1.8)      0.2       1.0       6.5         5.9

                                                                   --------  --------  --------  --------  ----------
LOSS BEFORE PROVISION FOR
  INCOME TAXES                                                     $  (59.0) $  (28.6) $  (28.9) $ (141.1) $   (257.6)
                                                                   --------  --------  --------  --------  ----------